Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S‑8 No. 333‑234765) pertaining to the 2019 Equity Incentive Plan of Aprea Therapeutics, Inc. of our report dated August 20, 2019 (except for the retroactive effect of the 1‑for-1.6045 stock split of the Company’s common stock as described in Note 2, as to which the date is September 27, 2019), with respect to the consolidated financial statements of Aprea Therapeutics AB included in this Annual Report (Form 10‑K) for the year ended December 31, 2019.

/s/ Ernst & Young AB

Stockholm, Sweden
March 27, 2020